Exhibit 21

LIST OF HECLA MINING COMPANY SUBSIDIARIES

List of Subsidiaries

Hecla Limited, a Delaware corporation

Hecla Admiralty Company, a Delaware corporation

Hecla Canada Ltd., a Federal Canadian corporation

Hecla Silver Valley, Inc., a Delaware corporation

Silver Hunter Mining Company, a Delaware corporation

Rio Grande Silver, Inc., a Delaware corporation

RHL Holdings, Inc., a Delaware corporation

HLT, Inc., a Delaware corporation

2140238 Ontario Limited, an Ontario Canadian corporation

Aurizon Mines 2013 Ltd., a Federal Canadian corporation

Hecla Quebec, Inc., a Federal Canadian corporation

Hecla Nevada Gold LLC, a Delaware corporation